Exhibit 99.1

DEAN FOODS NAMES SHAUN MARA CHIEF ACCOUNTING OFFICER

DALLAS, June 11, 2010 – Dean Foods Company (NYSE: DF) today announced that food and consumer packaged goods industry veteran Shaun Mara will join the Company effective June 28, 2010, as Senior Vice President and Chief Accounting Officer.

Mara most recently served as Senior Vice President of Finance for the Wm. Wrigley Jr. Company, a subsidiary of Mars, Incorporated, where he maintained responsibility for corporate reporting, global finance, and post-merger integration functions. Prior to the acquisition of the Wm. Wrigley Jr. Company by Mars, Mara also served as Corporate Controller and Chief Accounting Officer and oversaw all accounting, SEC financial filings, and Sarbanes-Oxley compliance matters.

With deep experience in food and consumer packaged goods, Mara is an industry veteran who will contribute immediately to the on-going transformation of the Finance function within Dean Foods. His expertise will contribute to the continual streamlining of financial reporting, accounting and compliance operations based on consistent accounting practices and policies.

“Driving cost reductions and building the capabilities needed to capture those savings remains the key focus of our long-term strategic growth plan,” said Jack Callahan, Chief Financial Officer. “Shaun Mara brings critical expertise to Dean Foods at a time when his talent, leadership skills and financial acumen can help drive the business forward to achieve our goals.”

Prior to joining Wrigley, Mara held senior corporate finance positions with The Gillette Company. He also has past experience with Staples, Inc. and KPMG.

The Company also announced that Ron McCrummen will leave his current position as Senior Vice President and Chief Accounting Officer to pursue interests outside the Company. “Ron played an integral role in the evolution of Dean Foods from an acquisition- based holding company into an industry-leading food and beverage company, and this change reflects his desire to pursue a broader Finance leadership role,” said Callahan. “He will be missed and we wish him well in his future endeavors.”

ABOUT DEAN FOODS

Dean Foods is one of the leading food and beverage companies in the United States and a European leader in branded soy foods and beverages. The Company’s Fresh Dairy Direct-Morningstar segment is the largest U.S. processor and distributor of milk, creamer, and cultured dairy products. These offerings are marketed under more than 50 local and regional dairy brands, as well as through private labels. The WhiteWave-Alpro segment produces and sells an array of branded dairy, soy and plant-based beverages and foods. WhiteWave brands, including Silk® soy and almond milk, Horizon Organic® milk and dairy products, International Delight® coffee creamers, and LAND O’LAKES® creamers, are category leaders and consumer favorites. Alpro is the pan-European leader in branded soy food products.

CONTACT: Corporate Communications, Liliana Esposito, +1-214-721-7730; or Investor Relations, Barry Sievert, +1-214-303-3438